FILING INFORMATION

CALCULATION OF THE REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities Offered	Offering Price	Registration Fee(1)
Common Stock, par value $0.625 per share	$690,000,000	$27,117

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-150448

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 25, 2008)

60,000,000 Shares

Common Stock

We are offering 60,000,000 shares of our common stock to be sold in this offering. We will receive all of the net proceeds from the sale of the shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “FHN”. The last reported sale price of our common stock on April 25, 2008 was $10.75 per share.

The common stock is not a savings account, deposit or other obligation of any of our bank or non-bank subsidiaries and is not insured by the FDIC or any other governmental agency.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of risks of investing in our common stock in “Risk factors” beginning on page S-4 of this prospectus supplement.

None of the Securities and Exchange Commission, any state securities commission or the Commissioner of the Department of Commerce & Insurance of the State of Tennessee has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$10.000	$600,000,000
Underwriting discounts and commissions	$0.425	$25,500,000
Proceeds, before expenses, to us	$9.575	$574,500,000

The underwriters may also purchase up to an additional 9,000,000 shares of common stock from us at the public offering price, less underwriting discounts and commissions payable by us, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $29,325,000, and the total proceeds, before expenses, to us will be $660,675,000.

The underwriters are offering the shares of our common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about May 2, 2008.

Joint Book-Running Managers

Goldman, Sachs & Co.	UBS Investment Bank

Senior Co-Manager

FTN Midwest Securities

The date of this prospectus supplement is April 28, 2008.

Unless otherwise indicated, you may rely on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither we nor any underwriter has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. When you make a decision about whether to invest in the common stock, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither the delivery of this prospectus supplement nor sale of the common stock means that information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is correct after their respective dates. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy shares of the common stock in any circumstances under which the offer or solicitation is unlawful.

i

About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which contains more general information. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

When acquiring any common stock discussed in this prospectus supplement, you should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. Neither First Horizon nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the common stock in any state where the offer is prohibited. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date listed on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “First Horizon”, “we”, “us”, “our”, or similar references mean First Horizon National Corporation and includes its subsidiaries and affiliates.

Forward-looking statements

This prospectus supplement, the accompany prospectus and the documents incorporated herein by reference contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our beliefs, plans, goals, expectations, and estimates. Forward-looking statements are statements that are not a representation of historical information but rather are related to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” “is likely,” “will,” “going forward,” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond First Horizon’s control, and many of which are subject to change. Examples of uncertainties and contingencies include, among other important factors: general and local economic and business conditions; recessions and other economic downturns; expectations of and actual timing and amount of interest rate movements, including the slope of the yield curve, which can have a significant impact on a financial services institution; market and monetary fluctuations, including fluctuations in mortgage markets and housing prices; inflation or deflation; customer and investor responses to these conditions; the financial condition of borrowers and other counterparties; market volatility; competition within and outside the financial services industry; geopolitical developments including possible terrorist activity; natural disasters; effectiveness of our hedging practices; technology; demand for our product offerings; new products and services in the industries in which we operate; and critical accounting estimates. Other factors are those inherent in originating, selling, and servicing loans including prepayment risks, pricing concessions, fluctuation in U.S. housing prices, fluctuation of collateral values, and changes in customer profiles. Additionally, the actions of the SEC, the Financial Accounting Standards Board, the Office of the Comptroller of the Currency (“OCC”), the Board of Governors of the Federal Reserve System (Federal Reserve), Financial Industry Regulatory Authority, and other regulators; regulatory, administrative, and judicial proceedings and changes in laws and regulations applicable to us; and our success in executing our business plans and strategies and managing the risks involved in the foregoing, could cause actual results to differ, perhaps materially, from those contemplated by the forward-looking statements.

ii

We assume no obligation to update any forward-looking statements that are made in this prospectus supplement, the accompanying prospectus or incorporated by reference herein. Actual results could differ, possibly materially, because of one or more factors described under “Risk factors” in this prospectus supplement and under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, and discussed in the documents incorporated by reference. You should carefully consider the factors described under “Risk factors” in this prospectus supplement and under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, among others, in evaluating forward-looking statements and assessing First Horizon and its prospects.

iii

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the “Risk factors” section, and in the documents incorporated by reference, which are described under “Where You Can Find More Information.”

First Horizon

First Horizon National Corporation, a Tennessee corporation, incorporated in 1968, is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a financial holding company, and is supervised and regulated by the Federal Reserve. Through its principal, directly-owned subsidiary, First Tennessee Bank National Association (the “Bank”), and its other banking-related subsidiaries, First Horizon provides diversified financial services through four business segments. The segments reflect the common activities and operations of aggregated business segments across the various delivery channels: Regional Banking, Capital Markets, National Specialty Lending and Mortgage Banking. In addition, the Corporate segment provides essential support within First Horizon. During 2007, approximately 48% of revenues were provided by fee income and approximately 52% of revenues were provided by net interest income.

First Horizon’s subsidiaries have over 500 business locations in over 40 U.S. states and Hong Kong, excluding off-premises ATMs. Most of those locations are bank financial centers, mortgage offices, national construction offices, and FTN Financial offices.

Based on its consolidated assets as of December 31, 2007, First Horizon was the largest bank holding company headquartered in Tennessee and ranked 25th nationally. As of December 31, 2007 and March 31, 2008, First Horizon, together with its subsidiaries, had total assets of approximately $37.0 billion and $37.3 billion, respectively, total liabilities of approximately $34.6 billion and $34.9 billion, respectively, and total shareholders’ equity of approximately $2.1 billion and $2.1 billion, respectively. First Horizon’s common stock is listed on the New York Stock Exchange under the symbol “FHN”.

The Bank, a national banking association with principal offices in Memphis, Tennessee, received its charter in 1864. As a national banking association, the Bank is subject to regulation and examination by the OCC, its primary regulator. In addition, the deposits of the Bank are insured up to allowable limits by, and the Bank is subject to regulation by, the Federal Deposit Insurance Corporation (“FDIC”). FTN Financial Capital Markets, a division of the Bank, is ranked as one of the leading underwriters of U.S. agency debt.

At December 31, 2007 and March 31, 2008, the Bank had $36.7 billion and $37.1 billion, respectively, in total assets, $17.2 billion and $16.3 billion, respectively, in total deposits and $21.8 billion and $21.4 billion, respectively, in total net loans. Among Tennessee-headquartered banks, the Bank ranked first in Tennessee deposit market share at June 30, 2007. As of and for the quarter ended March 31, 2008, and as of and for the fiscal year ended December 31, 2007, the Bank accounted for approximately 99% of First Horizon’s consolidated total assets and all of its revenue, respectively.

The principal business offices of First Horizon are located at 165 Madison Avenue, Memphis, Tennessee 38103 and its telephone number is 901-523-4444. First Horizon’s internet address is www.fhnc.com. Information contained on or accessible from our web site is not incorporated into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

Risk factors

An investment in the common stock involves certain risks. You should carefully consider the risks described under “Risk factors” beginning on page S-4 of this prospectus supplement, the “Risk factors” included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision.

Recent developments

We released our first quarter earnings on April 17, 2008. For a more detailed discussion of our financial performance and result of operations for the first quarter, please refer to our Current Report on Form 8-K filed April 28, 2008.

In light of the decline in First Horizon’s earnings in recent periods and the difficult market conditions that First Horizon faces, the board of directors has determined to cease paying cash dividends commencing with the next quarterly dividend period. Instead, the board intends to pay a stock dividend with a value equal to the previous $0.20 per share cash dividend rate. Please see “Price range of common stock and dividends” for more information on our new dividend policy.

An element of our long-term business strategy is to consider acquisitions and divestitures that would enhance long-term shareholder value. In 2007 and continuing into 2008, First Horizon has been examining its mortgage business and is presently in the process of evaluating strategic alternatives for this business. As a part of this evaluation, First Horizon is actively negotiating for a sale of certain parts of its mortgage business, but there can be no certainty that such a transaction will occur or of the final terms of such sale.

Periodically, First Horizon adapts its segments to reflect the manner in which its chief operating decision makers analyze First Horizon’s businesses. Effective January 1, 2008, First Horizon changed its segments to reflect the segregation of its national specialty lending businesses and to provide clarity into its core banking business.

For a more detailed discussion of these recent developments, please refer to our Current Report on Form 8-K, filed April 28, 2008. See “Where You Can Find More Information” in the accompanying prospectus for information on how you can obtain this Form 8-K.

SUMMARY OF THE OFFERING

Common stock we are offering	60,000,000 shares

Option to purchase additional shares	9,000,000 shares

Common stock outstanding after this offering	186,766,965 shares(1)(2)

Use of proceeds after expenses	We expect to receive net proceeds from this offering of approximately $573,400,000 million (or approximately $659,475,000 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering for general corporate purposes.

New York Stock Exchange, or the “NYSE,” Listing	“FHN”

Dividend Policy	Following the cash dividend to be paid on July 1, 2008, the board of directors of First Horizon has determined that it intends to pay future dividends in additional shares of common stock for the foreseeable future. The current anticipated quarterly dividend rate is shares of common stock with a value equal to $0.20 per share.

(1)	The number of shares of our common stock outstanding immediately after the closing of this offering is based on 126,766,965 shares of our common stock outstanding as of April 24, 2008.

(2)	Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement excludes shares issuable pursuant to the exercise of the underwriters’ option to purchase additional shares and approximately 17.9 million shares of our common stock issuable upon the exercise of stock options outstanding and shares as to which receipt has been deferred as of April 24, 2008 under our equity compensation plans.

RISK FACTORS

An investment in the common stock involves certain risks. You should carefully consider the risks described below and the “Risk factors” included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, as well as the other information included or incorporated by reference into the accompanying prospectus before making an investment decision.

Risks Relating to First Horizon

Under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, we have described a number of important factors that could materially impact our business, future results of operations and future cash flow. They include competition risks, disposition risks, credit risks, insurance risks, risks from economic downturns and changes, hedge risks, reputation risks, operational risks, financing, funding, and liquidity risks, interest rate and yield curve risks, securities inventories and market risks, venture capital risks, regulatory and legal risks, holding company dividends risks, accounting estimate risks, risks of expense control, geographic risks, non-US operations risks and risks associated with recent downturns and disruptions in the housing, credit and other markets. Investors should review and carefully consider these factors, as well as the factors described below, before deciding to invest in our common stock.

In particular, the third paragraph of the discussion concerning “Interest Rate and Yield Curve Risks” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 is amended and restated as follows:

Our mortgage lending business is affected by changes in interest rates in another manner. During the period of loan origination (when loans are in the “pipeline”) and prior to the loan’s sale in the secondary market (when loans are in the “warehouse”), we are exposed to the risk of interest rate changes for those pipeline loans which we have agreed to lock in the customer’s mortgage rate and for all warehouse loans, whether fixed-rate or adjustable-rate. We manage that rate-change risk through hedging activities and other methods; however, it is not possible to eliminate all such risks, and a rate change is just one of the risks that could impact the demand for, and thus the value of, our pipeline and warehouse loans. Additional information concerning those risks and our management of them appears under the caption “Pipeline and Warehouse” beginning on page 46 of the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section of our 2007 Annual Report to Shareholders, which is incorporated by reference into our Annual Report on Form 10-K for 2007.

Weakness in the economy and in the real estate markets in which we operate has adversely affected us and may continue to adversely affect us.

In recent periods our operating results have been adversely affected by weakness in the economy and in real estate markets. In particular, we have experienced significant deterioration in our portfolios of national construction and home equity loans and regional commercial loans. If the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations continues to decline, this could result in, among other things, a further deterioration in credit quality or a reduced demand for credit, including a resultant adverse effect on our loan portfolio and allowance for loan losses. A portion of our residential mortgage and commercial real estate loan portfolios are comprised of loans to borrowers in certain geographic markets that have been more adversely affected by declines in real estate values and home sale volumes, job losses and declines in new home building, such as certain markets in California, Florida, Northern Virginia/D.C. and Nevada. These factors contributed to our increasing provisions for loan losses in the fourth quarter of 2007 and first quarter of 2008 and the potential for future loan losses and loss provisions for the remainder of 2008, which may result in loan loss provisions in excess of charge-offs, higher delinquencies and/or greater charge-offs in future periods, which may adversely affect our financial condition and results of operations. In addition, further deterioration of the U.S. economy may adversely impact our traditional banking business.

The allowance for loan losses may prove inadequate or be negatively affected by credit risk exposures.

Our banking business depends on the creditworthiness of our borrowing customers. We regularly review the allowance for loan losses for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and nonperforming assets as well as changes in housing price appreciation and depreciation. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. If the credit quality of our customer base materially weakens, if the risk profile of a market, industry or group of customers changes materially, or if the allowance for loan losses is not adequate, our financial condition or results of operations could be adversely affected.

Potential regulatory and legislative actions that may adversely affect our mortgage business.

Legislative and regulatory initiatives by federal, state or local legislative bodies or administrative agencies, if enacted or adopted, could delay foreclosure, provide new defenses to foreclosure or otherwise impair our ability to foreclose on a defaulted mortgage loan, adversely affect our rights if a borrower declares bankruptcy, or otherwise adversely affect our rights with respect to borrowers who are in default or who qualify for such initiatives. The outcome of these initiatives is uncertain.

Risks Relating to the Common Stock

New dividend policy; dividends to be paid in common stock.

The board of directors of First Horizon has determined that, after the dividend payable on July 1, 2008, it will no longer pay cash dividends but instead intends to pay dividends in shares of common stock for the foreseeable future. The current anticipated quarterly dividend rate is shares of common stock with a value equal to $.20 per share. See “Price range of common stock and dividends” for more information on our new dividend policy. This policy will result in additional dilution to shareholders. Shares of common stock received as dividends by non-affiliate shareholders will be freely transferable, and sales of shares of common stock received by shareholders may depress the price of our common stock.

We may need to raise additional capital, which could have a dilutive effect on existing shareholders of our common stock.

We and our banking subsidiary must maintain certain capital ratios in order to remain a “well-capitalized” institution for regulatory purposes and to maintain capital levels commensurate with the risk in our business. If we or our banking subsidiary are unable to meet these capital ratios, we or our banking subsidiary could be forced to raise additional capital through the issuance of additional shares of common stock, preferred stock or other securities. The terms and pricing of these securities could be dilutive to existing shareholders and cause the price of our outstanding common stock to decline.

Our board of directors may issue preferred stock without any action on the part of our existing shareholders and set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our liquidation, dissolution, or winding up and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock and/or the market price of our common stock could be adversely affected.

The issuance of the common stock in this offering will increase our capital levels significantly above the general requirements for a well-capitalized institution established by the federal bank regulatory agencies. We believe that, in view of the risks set forth or referenced in this prospectus supplement, a margin above such requirements is prudent and expected by the regulators. The following ratios are based on our March 31, 2008 financial statements to include the proceeds of the common stock from this offering. They reflect proceeds of $600 million of the offering and do not reflect offering expenses.

	Regulatory
	Requirements for
Capital Ratio	Well-Capitalized	First Horizon

Tier 1 Risk-Based Capital	6%	10.1%
Total Risk-Based Capital	10%	14.8%
Leverage	5%	8.2%

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The price of our common stock on the NYSE is constantly changing and we expect that it will continue to fluctuate. Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. In addition to the risks described above and in the incorporated documents, these factors include:

•	quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	our dividend policy;

•	the credit, mortgage and housing markets;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	the market for similar securities;

•	future sales of our equity or equity-related securities; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

Volatility in the market price of our common stock may make it more difficult for you to sell the common stock you receive in this offering.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a separate and distinct legal entity from our banking and non-banking subsidiaries and depend on dividends, distributions and other payments from our banking and non-banking subsidiaries to fund any cash dividend payments on our common stock and to fund payments on our other obligations. Many of our subsidiaries are subject to laws that restrict, or authorize regulatory bodies to restrict or reduce, the flow of funds from those subsidiaries to us. Restrictions of that kind could impede access to funds we need to make dividend payments on any future preferred stock, any future cash payments on our common stock or payments on our other obligations. For example, because the Bank experienced a loss for 2007, regulatory constraints will prevent the Bank from declaring and paying dividends to us in 2008 unless and until the Bank’s earnings are greater than $74.0 million plus preferred dividends. Furthermore, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

REGULATORY CONSIDERATIONS

As a bank holding company under the BHCA, the Federal Reserve regulates, supervises and examines First Horizon. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to First Horizon, please refer to the section “Business—Supervision and Regulation” in First Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and to any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders.

Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters. In addition, certain activities of First Horizon and its subsidiaries are subject to various insurance laws and are regulated by the state insurance departments of the states in which they operate. First Horizon also has other financial services subsidiaries regulated, supervised and examined by the SEC, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. First Horizon’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

DESCRIPTION OF COMMON STOCK

The following information outlines some of the provisions in First Horizon’s charter, bylaws and the Tennessee Business Corporation Act (the “TNBC Act”). This information is qualified in all respects by reference to the provisions of First Horizon’s charter and bylaws, which are incorporated by reference into the accompanying prospectus supplement by reference to First Horizon’s Annual Report in Form 10-K for the year ended December 31, 2007 (see “Where You Can Find More Information” in the accompanying prospectus). In this part of this prospectus supplement all reference to “First Horizon”, “we”, “us” or similar references mean only First Horizon National Corporation, the parent bank holding company, and do not include its subsidiaries or affiliates.

Authorized Common Stock

First Horizon’s authorized common stock consists of 400,000,000 shares of common stock, par value $0.625 per share. As of April 24, 2008, 126,766,965 shares of common stock were issued and outstanding and approximately 20.8 million shares were reserved for issuance under various employee plans. First Horizon’s common stock is listed on the New York Stock Exchange under the symbol “FHN”.

General

Subject to the prior rights of any First Horizon preferred shareholder then outstanding, common shareholders are entitled to receive such dividends as First Horizon’s board of directors may declare out of funds legally available for these payments. In the event of liquidation, dissolution or winding up of First Horizon, common shareholders are entitled to receive First Horizon’s net assets remaining after paying all liabilities and after paying all preferred shareholders the full preferential amounts to which those holders are entitled. As of the date of this prospectus supplement, 5,000,000 shares of our preferred stock are authorized, none of which was issued or outstanding.

Subject to the prior rights of any preferred shareholders, common shareholders have all voting rights, with each share being entitled to one vote on all matters requiring shareholder action. There is no cumulative voting in the election of directors and a plurality of the votes cast is required to elect the nominees as directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors then standing for election. Common shareholders have no preemptive, subscription or conversion rights. All of the outstanding shares of common stock are, and any common stock issued and sold pursuant to this prospectus supplement will be, fully paid and nonassessable.

Wells Fargo is the transfer agent and dividend disbursement agent for the common stock.

Other Provisions

First Horizon’s charter and bylaws contain various provisions which may discourage or delay attempts to gain control of First Horizon. First Horizon’s charter provisions include:

•	dividing the board of directors into three classes with only one class up for reelection at annual meetings of shareholders; however, shareholders at First Horizon’s 2008 annual meeting of shareholders approved an amendment to the charter that provides for the phased-in elimination of the classification of the board beginning in 2009;

•	empowering the board of directors to increase the size of the board and fill any newly created directorships resulting from such an increase;

•	providing that only the board may fill board vacancies, including those caused by an increase in the size of the board, except for vacancies on the board resulting from a director’s removal (which shareholders may choose to fill);

•	providing that shareholders may remove a director only for cause and only by a majority vote of all outstanding voting stock; and

•	requiring the affirmative vote by holders of at least 80% of the voting power of all outstanding voting stock to alter any of the above provisions.

First Horizon’s bylaws provisions include:

•	authorizing only the board of directors or First Horizon’s Chairman of the Board to call a special meeting of shareholders;

•	requiring timely notice before a shareholder may nominate a director or propose other business to be considered at shareholders’ meetings; and

•	requiring the affirmative vote by holders of at least 80% of the voting power of all outstanding voting stock to alter any of the above provisions.

In addition, in certain instances, the ability of First Horizon’s board to issue authorized but unissued shares of common stock or preferred stock may have an anti-takeover effect.

Regulatory Restrictions

The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless:

•	the Federal Reserve has been given 60 days’ prior written notice of the proposed acquisition, and

•	within that time period, the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending the period during which such a disapproval may be issued or unless the acquisition otherwise requires Federal Reserve approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve issues written notice that it intends not to disapprove the action. The acquisition of 10% or more of a class of voting stock of a bank holding company with publicly held securities, such as First Horizon, is presumed to constitute the acquisition of control.

Any “company” would be required to obtain Federal Reserve approval before acquiring “control” over First Horizon. “Control” generally means:

•	the ownership or control of 25% or more of a class of voting securities,

•	the ability to elect a majority of the directors, or

•	the ability otherwise to exercise a controlling influence over management and policies.

In addition, if the acquiror is a bank holding company, this approval is required before acquiring 5% of the outstanding common stock.

The Tennessee Business Combination Act contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

Existence of the above provisions could result in First Horizon being less attractive to a potential acquirer, or result in First Horizon shareholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.

Rights Plan

Under First Horizon’s Shareholder Protection Rights Agreement, between First Horizon and the Bank, as rights agent, each outstanding share of common stock has a right attached to it. This right remains attached unless a separation time occurs. At separation time, common shareholders will receive separate certificates for these rights. Each right entitles its owner to purchase at separation time one one-hundredth of a share of a participating preferred stock for $150, subject to adjustment in certain circumstances. Such participating preferred stock would have economic and voting terms similar to those of one share of common stock. Separation time would generally occur at the earlier of the following two dates:

•	the tenth business day after any person or group commences a tender or exchange offer that, if completed, would entitle that person to 10% or more of the outstanding common stock; or

•	the tenth business day after First Horizon publicly announces that a person has acquired beneficial ownership of 10% or more of the outstanding common stock.

These rights will not trade separately from the shares of common stock until the separation time occurs. The rights will expire at the earliest of:

•	the date on which First Horizon’s board of directors elects to exchange all (but not less than all) the rights for common stock shares,

•	the close of business on December 31, 2009, or

•	the date on which the rights are redeemed.

Once First Horizon publicly announces that a person has acquired 10% of outstanding common stock, First Horizon can allow for rights holders to buy our common stock for half of its market value. For example, First Horizon would sell to each rights holder common stock shares worth $300 for $150 in cash. At the same time, any rights held by the 10% owner or any of its affiliates, associates or transferees will be void. In addition, if First Horizon is acquired in a merger or other business combination after a person has become a 10% owner, the rights held by shareholders would become exercisable to purchase the acquiring company’s common stock for half of its market value.

The rights may be redeemed by First Horizon at a price of $0.001 per right by payments to holders before their exercise date. In the alternative, First Horizon’s board of directors may elect to exchange all of the then outstanding rights for shares of common stock at an exchange ratio of one common stock share for one right. Upon election of this exchange, a right will no longer be exercisable and will only represent a right to receive one share of common stock.

The rights will not prevent a takeover of First Horizon. The rights, however, may cause substantial dilution to a person or group that acquires 10% or more of common stock unless First Horizon’s board first redeems the rights. Nevertheless, the rights should not interfere with a transaction that is in First Horizon’s and its shareholders’ best interests because the rights can be terminated by the board before that transaction is completed.

The rights have no voting rights and are not entitled to dividends.

The complete terms of the rights are contained in the Shareholder Protection Rights Agreement. This agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the description above is qualified entirely by that document.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock trades on the NYSE under the symbol “FHN”. As of April 24, 2008, there were 126,766,965 shares of our common stock issued and outstanding and there were approximately 7,350 shareholders of record. The following table provides the high and low closing sales price per share during the periods indicated, as reported by the NYSE, and dividends paid per share of our common stock during such periods. On April 17, 2008, we announced that our board of directors has declared a cash dividend on our common stock equal to $0.20 per share, payable on July 1, 2008 to holders of record as of June 13, 2008.

				Common
			Period-end	stock
	Low sale price	High sale price	sale price	dividends/shr
2008:
Second Quarter (through April 25, 2008)	$10.75	$14.95	$10.75	$0.20
First Quarter	14.01	22.11	14.01	0.45

2007:
Fourth Quarter	18.00	28.22	18.15	0.45
Third Quarter	26.66	39.19	26.66	0.45
Second Quarter	38.43	41.20	39.00	0.45
First Quarter	39.93	45.13	41.53	0.45

2006:
Fourth Quarter	38.23	41.90	41.78	0.45
Third Quarter	38.01	42.76	38.01	0.45
Second Quarter	38.64	42.42	40.20	0.45
First Quarter	37.20	41.68	41.65	0.45

In light of the decline in First Horizon’s earnings in recent periods and the difficult market conditions that First Horizon faces, our board of directors has determined to cease paying cash dividends following the cash dividend payable on July 1, 2008. Instead, the board intends to pay a dividend in shares of common stock with a value equal to the previous $0.20 per share cash dividend rate. The board currently intends to reinstate a cash dividend at an appropriate and prudent level once earnings and other conditions improve sufficiently, consistent with regulatory and other constraints. The board anticipates that this policy will remain in effect for the foreseeable future.

This policy will result in additional dilution to shareholders. Shares of common stock received as dividends by non-affiliate shareholders will be freely transferable, and sales of shares of common stock received by shareholders may depress the price of our common stock.

The last reported sales price per share of our common stock on April 25, 2008, as reported by the NYSE, was $10.75.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $573,400,000 million (or approximately $659,475,000 million if the underwriters exercise their option to purchase additional shares in full), after expenses and underwriting discounts. We intend to use the net proceeds from this offering for general corporate purposes.

U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of “plan assets” (within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA”) of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement, or a “plan,” to acquire or hold the common stock should consider whether an investment in the common stock would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code.”

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code, including entities (such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts) whose underlying assets include the assets of such plans, or collectively, “Plans,” from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory, class or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3 (33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the prohibited transaction provisions of section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, foreign or other regulations, rules or laws, or “Similar Laws.”

The acquisition or holding of the common stock by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the common stock is acquired or held pursuant to and in accordance with an applicable exemption.

Accordingly, the common stock may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or “PTCE,” such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor, or there is some other basis on which the purchase and holding of the common stock is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration. Each purchaser or holder of the common stock or any interest therein, and each person making the decision to purchase or hold the common stock on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in the common stock to the date on which the purchaser disposes of its interest in the common stock, that such purchaser and holder, by its purchase or holding of the common stock or any interest therein that (a) its purchase and holding of the common stock is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of the common stock is made on behalf of or with “plan assets” of a Plan, then its purchase and holding of the common stock will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Each purchaser and holder of the common stock or any interest therein on behalf of any governmental plan will be deemed to have represented and warranted by its purchase or holding of the common stock or any interest therein that such purchase and holding does not violate any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the common stock on behalf of or with “plan assets” of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. Goldman, Sachs & Co., UBS Securities LLC and FTN Midwest Securities Corp., which is an affiliate of ours (discussed further below) are the underwriters and Goldman, Sachs & Co., and UBS Securities LLC are the representatives and joint book-running managers of this offering. We have entered into an underwriting agreement with the representatives on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares

Goldman, Sachs & Co.	29,875,000
UBS Securities LLC	29,875,000
FTN Midwest Securities Corp.	250,000

Total	60,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

Our common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of our common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Option to Purchase Additional Shares

We have granted the underwriters an option to buy up to an aggregate of 9,000,000 additional shares of our common stock. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and Discounts

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.255 per share from the offering price. Sales of shares made outside of the United States may be made by affiliates of the underwriters. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the price and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 9,000,000 shares:

	No exercise	Full exercise

Per share	$0.425	$0.425

Total	$25,500,000	$29,325,000

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1,100,000.

In compliance with FINRA guidelines, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

No Sales of Similar Securities

We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of Goldman, Sachs & Co. and UBS Securities LLC, issue, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, Goldman, Sachs & Co. and UBS Securities LLC may, in their discretion, release all or some of the securities from these lock-up agreements. These restrictions will not prevent us from issuing shares of common stock or other awards under our current employee benefit plans or pursuant to certain acquisitions of other companies or businesses for common stock, or, in the case of our executive officers, the withholding of common stock to pay the exercise price or withholding taxes on the exercise of stock options or similar equity investments, certain transfers for estate planning purposes, or transfers to related persons or entities that agree to comply with the foregoing restrictions.

Indemnification and Contribution

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “FHN”.

Price Stabilization; Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the option to purchase additional shares.

Naked short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Affiliations

After the distribution of the common stock, FTN Midwest Securities Corp. will not be able to make a market in the common stock due to certain regulatory restrictions arising from its affiliation with First Horizon. Additionally, FTN Midwest Securities Corp. will not be able to effect any transactions for the account of any customers in the common stock except on an unsolicited basis.

FTN Midwest Securities Corp. is an indirect, wholly owned subsidiary of First Horizon and is a member of FINRA. Accordingly, the offering of the common stock will conform to the requirements set forth in Rule 2720 of the FINRA Conduct Rules. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer.

The underwriters and their affiliates have from time to time provided and may provide certain investment banking, commercial banking and other financial advisory services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

SELLING RESTRICTIONS

European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, our common stock will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from, and including, the Relevant Implementation Date, our common stock may be offered to the public in that Relevant Member State at any time:

a)	to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Our common stock may not be offered or sold, and will not be offered or sold, to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done in relation to our common stock in, from, or otherwise involving the United Kingdom. In addition, each underwriter has only communicated, or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies, corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Hong Kong

Our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are, or are intended to be, disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

Our common stock has not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and our common stock will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

Shares of our common stock may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The shares of our common stock may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to shares of our common stock may be publicly issued in connection with any such offer or distribution. The shares have not been and will not be approved by any Swiss regulatory authority. In particular, the shares are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

Canada

The underwriters have not offered or sold, and will not offer or sell, any shares of common stock, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof. The underwriters will ensure that any offer or sale of shares of common stock in Canada will be made only (a) in accordance with an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and (b) by a dealer duly registered under the applicable securities laws of that province or territory or in circumstances where an exemption from the applicable registered dealer requirements is available and will send to any dealer who purchases from it any of our shares of common stock a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of shares of common stock in Canada will be made only (a) in accordance with an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and (b) by a dealer duly registered under the applicable securities laws of that province or territory or in circumstances where an exemption from the applicable registered dealer requirements is available, and that such dealer will deliver to any other dealer to whom it sells any of such shares a notice containing substantially the same statement as is contained in this sentence. The underwriters have also agreed to comply with all applicable laws and regulations, and make or obtain all necessary filings, consents or approvals, in each Canadian jurisdiction in which they purchase, offer, sell or deliver shares of common stock (including, without limitation, any applicable requirements relating to the delivery of this prospectus), in each case, at their own expense. In connection with sales of and offers to sell shares of common stock made by them, the underwriters will either furnish to each Canadian Person to whom any such sale or offer is made a copy of the then current prospectus, or inform such person that such prospectus will be made available upon request, and will keep an accurate record of the names and addresses of all persons to whom they give copies of this prospectus, or any amendment or supplement to this prospectus; and when furnished with any subsequent amendment to this prospectus, any subsequent prospectus or any medium outlining changes in this prospectus, the underwriters will promptly forward copies thereof to such persons or inform such persons that such amendment, subsequent prospectus or other medium will be made available upon request.

“Canadian Person” means any national or resident of Canada (other than an individual resident in a Canadian province or territory where such individual is prohibited from purchasing securities under local provincial and territorial securities laws), or any corporation, person, profit-sharing or other trust or other entity organized under the laws of Canada or of any political subdivision thereof (other than a branch located outside Canada of any or Canadian Person), and includes any Canadian branch of a person who is otherwise not a Canadian Person.

VALIDITY OF COMMON STOCK

The validity of the common stock will be passed upon for First Horizon by Charles T. Tuggle, Jr., Executive Vice President and General Counsel of First Horizon, and for the underwriters by Simpson Thacher & Bartlett LLP. Simpson Thacher & Bartlett LLP will rely upon the opinion of Mr. Tuggle as to matters of Tennessee law. As of April 16, 2008, Mr. Tuggle beneficially owned 41,899 shares of our common stock, including shares to be acquired upon the exercise of options and shares held in our 401(k) Plan.

EXPERTS

Our consolidated statements of condition as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.